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                                                                  EXHIBIT 10.19





                                [IXIA Letterhead]






                               September 26, 2000


Mr. Eran Karoly
6662 Oak Forest Drive
Oak Park, CA 91377


Dear Eran:

     This letter confirms the agreement by Ixia (the "Company") to defend, indemnify and hold you harmless, to the extent permitted by law and the Company's Articles of Incorporation and Bylaws, from and against any and all costs, expenses, losses, judgments and/or settlements arising out of or resulting from any claim, action, suit or proceeding brought against you by Netcom Systems, Inc. ("Netcom Systems) arising out of your employment with the Company, including without limitation that certain action entitled Netcom Systems, Inc. v. Eran Karoly filed in the Superior Court of the State of California, County of Los Angeles, Northwest District, Case No. LC 052824 (any of the foregoing is referred to herein as a "Netcom Claim"); provided, however, that the Company will have no such obligation to defend, indemnify and hold you harmless to the extent that any such costs, expenses, losses, judgments and/or settlements arise out of or relate to (i) any breach by you of your agreements with Netcom Systems dated August 27, 1998 and October 1, 1998, copies of which you have previously provided to the Company, or any other agreement between Netcom Systems and you or (ii) any gross negligence or willful misconduct on your part. This letter also confirms the agreement by the Company, upon your request, to advance all expenses incurred by or on your behalf in connection with the investigation, defense, settlement or appeal of any Netcom Claim. If it is determined by a court, arbitrator or otherwise that you are not entitled to indemnification under this agreement for any Netcom Claim, you agree to repay such amounts advanced and to reimburse the Company for any and all costs, expenses, losses, judgments and/or settlements paid by the Company in connection with such Netcom Claim.

     This letter contains our entire understanding with respect to your indemnification with regard to any Netcom Claim and supersedes all prior or contemporaneous representations, promises, discussions or agreements with respect to such subject matter, whether written or oral, and whether made to you or with you by any employee, director or officer of, or any other person




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Eran Karoly
September 26, 2000
Page 2



affiliated with, Ixia or any actual or perceived agent thereof. The provisions of this letter agreement may be amended, modified, supplemented or waived only by a writing specifically identifying this letter agreement and signed by each party hereto.

     This letter and the rights and obligations of the parties hereto shall be governed and construed under the laws of the State of California.

     Please acknowledge your agreement to the terms of this letter by signing and dating the enclosed copy of this letter where indicated below and returning such signed copy to me.

                                     Sincerely,

                                     /s/ ERROL GINSBERG

                                     Errol Ginsberg
                                     President and Chief Executive Officer



Acknowledged and Accepted:


/s/ ERAN KAROLY                      Dated as of:  September 26, 2000
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Eran Karoly